Calculation of Filing Fee Tables
S-8
ROKU, INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.0001 per share, Roku, Inc. Amended and Restated 2017 Equity Incentive Plan	Other	7,304,561	$ 82.48	$ 602,480,191.28	0.0001531	$ 92,239.72
Total Offering Amounts:						$ 602,480,191.28		$ 92,239.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 92,239.72
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A common stock of Roku, Inc. (the "Registrant") that becomes issuable under the Registrant's Amended and Restated 2017 Equity Incentive Plan (the "2017 Plan") by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's Class A common stock. Represents 7,304,561 additional shares of Class A common stock available for issuance as a result of the annual automatic increase on January 1, 2025 under the 2017 Plan. Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for purpose of calculating the registration fee on the basis of $82.48, the average of the high and low prices of the Registrant's Class A common stock as reported on the Nasdaq Global Select Market on February 11, 2025.